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Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Energy Announces New Director

DENVER, April 20, 2009 - Cimarex Energy Co. (NYSE: XEC) announced that Harold R. Logan, Jr. joined its Board of Directors.  Mr. Logan will stand for election by the stockholders at Cimarex’s annual meeting held in 2010.

Mr. Logan, is a Co-Founder and director of Basic Materials and Services LLC (Denver, Colorado), a privately held company founded in 2007 that invests in companies providing specialized services for the pipeline construction and sand/silica industries. Mr. Logan was also a Co-Founder of TransMontaigne (Denver, Colorado) in 1995 and Chief Financial Officer, Executive Vice President, Treasurer and a director through 2002. From 1987 to 1995, he was Senior Vice President/Finance, Chief Financial Officer and a director of Associated Natural Gas Corporation.

Prior to that Mr. Logan was with Dillon Read & Co. Inc. and Rothschild, Inc. Mr. Logan currently serves as Chairman of the Board of Supervisors of Suburban Propane Partners, L.P. and as a director of Graphic Packaging Corporation, both NYSE companies. He is also a director of Hart Energy Publishing LLC, a private company that publishes the Oil & Gas Investor magazine and other energy publications.

Mr. Logan attended Oklahoma State University, where he received a B.S. degree in Economics. He further earned his M.B.A. in Finance from the Columbia University Graduate School of Business.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com